Exhibit 99.1
Wave Reports Q2 ’15 Results

Note: Participant Dial-in Number has changed to 800-734-8507

Lee, MA—August 13, 2015—Wave Systems Corp. (NASDAQ: WAVX), an enterprise security software provider, today reported second quarter (Q2 ’15) results for the period ended June 30, 2015. Wave will host a live webcast http://www.wave.com/resource-center/webcasts and conference call (800-734-8507) today at 4:30 p.m. ET to review its Q2 ’15 results and progress to date in 2015.

Global Restructuring
On July 28, 2015, Wave initiated a global restructuring of its business in conjunction with a review of the Company’s options for raising capital and pursuing customer transactions and other strategic alternatives. Wave's restructuring involved reducing the Company's global workforce to a core team specifically selected to maintain operations and critical competencies in all strategic technical, customer support, sales and administrative functions. The staffing cuts are expected to reduce quarterly operating expenses by 50% to approximately $3.5 million per quarter with the full benefit not being reflected until Q4 ‘15 as a result of foreign labor regulations. Even with these cost reductions, Wave will require additional financing in the short term in order to continue current operations and to pursue capital raising or other strategic transactions.

Q2 ’15 and Year-to-Date Financial Overview
Q2 ’15 total billings were $1.9 million versus $3.6 million in Q2 ’14. The change was due to a $1.3 million decrease in OEM royalties, principally due to lower Dell-related OEM bundling activity, and a $0.4 million decrease in enterprise licensing and maintenance billings in Wave’s small customer class. Q2 ’15 total billings of $1.9 million compared to $4.4 million in Q1 ’15, reflecting a $2.3 million, multi-year order from a major, US-headquartered insurance company for over 250,000 licenses of both Wave Protector and Wave Reporter in Q1 ’15.

Year-to-date 2015 total billings were $6.3 million compared to $8.5 million in 2014. The change reflected a $3.1 million decrease in OEM royalties and a decrease of $0.3 million in service billings, offset by $1.2 million increase in enterprise licensing and maintenance billings. The $1.2 million increase in enterprise licensing and maintenance billings was primarily attributable to the $2.3 million, multi-year order billed in Q1 ’15. The reduction in OEM royalties was principally due to a decrease in Dell-related OEM bundling activity, while the decrease in service billings was due to a partner contract executed in 2014 that was not repeated in 2015.

Wave’s Q2 ’15 total net revenues were $2.6 million compared to $4.4 million in Q2 ’14 and $2.5 million in Q1 ’15. The change in net revenues from Q2 ’15 to Q2 ’14 resulted from a $1.4 million decrease in OEM royalties, principally due to Dell-related OEM bundling, and a $0.4 million decrease in enterprise licensing and maintenance net revenues.

Year-to-date 2015 total net revenues were $5.0 million compared to $9.8 million in 2014, as a result of a $3.4 million decrease in OEM royalties, principally due to Dell-related OEM bundling, and a $1.4 million decline in enterprise licensing and maintenance revenue.

As of June 30, 2015, Wave fully impaired the remaining goodwill and intangible assets of its Safend reporting unit and the remaining carrying value of its internal-use software, yielding a non-cash impairment charge of $3.2 million. The impairment charge reflects uncertainty about future operating results as compared to prior management expectations. Including the $3.2 million impairment charge, Q2 ’15 total operating expenses were $9.9 million versus $8.2 million in Q2 ‘14. Excluding the impairment charge, total operating expenses were $6.7 million in Q2 ’15 versus $8.2 million in Q2 ’14, reflecting the benefit of the company’s operating expense management.

Reflecting the impairment charge, year-to-date 2015 total operating expenses were $17.1 million compared to $16.8 million in 2014. Excluding the charge, year-to-date 2015 total operating expenses were $13.9 million versus $16.8 million in 2014, reflecting the benefit of operating expense management disciplines implemented in Q2 ’14.

Wave’s Q2 ’15 net loss was $7.1 million, or ($0.13) per basic share, compared to a net loss of $3.8 million, or ($0.09) per basic share in Q2 ’14, and a net loss of $4.9 million, or ($0.10) per basic share, in Q1 ’15. Wave’s weighted average basic shares outstanding were 55.3M, 41.7M and 49.9M in Q2 ’15, Q2 ’14 and Q1 ’15, respectively.

Working Capital & Other

•
Wave’s total current assets were $4.5 million at June 30, 2015, and total current liabilities were $10.2 million, including $5.2 million in short-term deferred revenue. Cash and cash equivalents were $2.8 million at June 30, 2015, compared to $1.8 million at December 31, 2014.

•
Total deferred revenue was $7.3 million at June 30, 2015 compared to $6.0 million at December 31, 2014, reflecting an increase in enterprise licensing and maintenance billings during the six-months ended June 30, 2015.

CEO Commentary
“Wave has taken aggressive action to restructure our organization to retain the critical technical capabilities and highest potential products and projects while substantially reducing our cash burn rate. In addition, Wave will pursue additional financing to allow us to continue our operations as well as other strategic alternatives,” said Bill Solms, President and CEO, Wave Systems Corp. “While Wave’s solutions continue to win technical evaluations against our competition conducted by our prospective customers, our small size and limited financial resources have made it difficult to meet our objectives of closing those large enterprise sales. The Management and Board of Wave are evaluating courses of action to address these challenges and our immediate need for additional capital.”

About Wave Systems
Wave Systems Corp. reduces the complexity, cost and uncertainty of authentication and data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave is a leading expert in this growing trend and is leading the way with first-to-market solutions and helped shape standards through its board seat on the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements
This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.
All brands are the property of their respective owners.

Wave Systems Corp.	Investor Relations
Walter A. Shephard, CFO	David Collins, Chris Eddy
(413) 243-1600	(212) 924-9800
investors@wave.com	wavx@catalyst-ir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net revenues:
Licensing and maintenance	$2,575,136	$4,439,820	$5,027,671	$9,772,359
Total net revenues	2,575,136	4,439,820	5,027,671	9,772,359

Operating expenses:
Licensing and maintenance – cost of net revenues	383,938	338,519	828,732	651,347
Selling, general, and administrative	3,788,902	5,381,167	8,090,576	10,583,135
Research and development	2,489,025	2,474,413	4,988,071	5,539,086
Impairment of goodwill	1,448,000	—	1,448,000	—
Impairment of goodwill and intangible assets	1,753,546	—	1,753,546	—
Total operating expenses	9,863,411	8,194,099	17,108,925	16,773,568

Operating loss	(7,288,275)	(3,754,279)	(12,081,254)	(7,001,209)

Other income (expense), net:
Net currency transaction loss	(23,643)	(2,238)	(73,738)	(3,949)
Change in fair value of warrant liability	293,825	—	293,825	—
Net interest expense	(60,194)	(39,013)	(121,132)	(83,877)

Total other income (expense), net	209,988	(41,251)	98,955	(87,826)
Net loss	$(7,078,287)	$(3,795,530)	$(11,982,299)	$(7,089,035)

Loss per common share – basic and diluted	$(0.13)	$(0.09)	$(0.23)	$(0.18)

Weighted average number of common shares outstanding during the period	55,285,209	41,684,076	52,629,434	40,094,319

WAVE SYSTEMS CORP. AND SUBSIDIARIES
Consolidated Supplemental Schedules
(Unaudited)

	Three months ended		Six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Total net revenues	$2,575,136	$4,439,820	$5,027,671	$9,772,359
(Decrease) increase in deferred revenue	(674,625)	(814,911)	1,248,514	(1,241,611)

Total billings (Non-GAAP)	$1,900,511	$3,624,909	$6,276,185	$8,530,748

Net loss as reported	$(7,078,287)	$(3,795,530)	$(11,982,299)	$(7,089,035)
Net interest expense	60,194	39,013	121,132	83,877
Depreciation and amortization	168,673	225,251	374,425	461,899
Share-based compensation expense	(12,719)	437,561	96,529	851,844
Change in fair value of warrant liability	(293,825)	—	(293,825)	—
Impairment of goodwill and intangible assets	3,201,546	—	3,201,546	—

EBITDAS (Non-GAAP)	$(3,954,418)	$(3,093,705)	$(8,482,492)	$(5,691,415)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS. Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues. Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue. We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades. Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies. For the three months ended March 31, 2015, total billings were $4,375,674 and consisted of total net revenues of $2,452,534 adjusted for an increase in deferred revenue of $1,923,140.

EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation, amortization and share-based compensation. EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP. However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow. For the three months ended March 31, 2015, negative EBITDAS was $(4,528,074) and consisted of net loss as reported of $(4,904,012) adjusted for net interest expense of $60,938, depreciation and amortization of $205,752 and share-based compensation expense of $109,248.

WAVE SYSTEMS CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$2,794,027	$1,777,414
Accounts receivable, net of allowance for doubtful accounts of $-0- June 30, 2015 and December 31, 2014	1,312,015	1,820,945
Prepaid expenses and other current assets	419,860	397,689
Total current assets	4,525,902	3,996,048
Property and equipment, net	367,491	411,755
Amortizable intangible assets, net	—	2,008,227
Goodwill	—	1,448,000
Other assets	171,079	169,330
Total Assets	5,064,472	8,033,360

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	3,472,856	3,918,493
Warrant liability	1,553,075	—
Deferred revenue	5,205,770	5,125,932
Total current liabilities	10,231,701	9,044,425
Other long-term liabilities	40,734	50,779
Royalty liability	5,085,680	4,982,306
Long-term deferred revenue	2,105,617	871,677
Total liabilities	17,463,732	14,949,187

Stockholders’ Deficit:
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 59,946,141 shares issued and outstanding at June 30, 2015 and 45,962,324 at December 31, 2014	599,461	459,623
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 8,885 shares issued and outstanding at June 30, 2015 and December 31, 2014	89	89
Capital in excess of par value	429,104,567	422,745,539
Accumulated deficit	(442,103,377)	(430,121,078)
Total Stockholders' Deficit	(12,399,260)	(6,915,827)
Total Liabilities and Stockholders’ Deficit	$5,064,472	$8,033,360

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